EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

Champps Entertainment, Inc.:

We consent to the use of our report dated August 26, 2002, with respect to the consolidated balance sheets of Champps Entertainment, Inc. and subsidiaries as of June 30, 2002 and July 1, 2001, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2002, incorporated herein by reference.

KPMG LLP

Denver, Colorado

September 11, 2003